Exhibit 21.1
American Software, Inc. Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
American Software USA, LLC	Georgia
ASI Properties II, LLC	Georgia
Logility, Inc.	Georgia
New Generation Computing, Inc.	Florida
Demand Management, Inc.	Georgia
Halo Acquisition Company LLC	Georgia
AdapChain Acquisition Co., Inc.	Georgia
Starboard Acquisition Company LLC	Georgia
Logility Solutions PVT LTD	India
Logility NZ (UC)	New Zealand
Logility Australia Pty Ltd	Australia
Logility GmbH	Germany
Garvis AI Limited	United Kingdom
Garvis BV	Belgium